Filed Pursuant to Rule 433
                       Registration No. 333-138503, 333-138503-01, 333-138503-02
                                                                  March 20, 2007

                               PRICING TERM SHEET
                      (to Preliminary Prospectus Supplement
                              dated March 20, 2007)

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Issuer:                            The Southern Company

Issue Size:                        $400,000,000

Credit Ratings:                    Long Term   A3/A-/A     (Moody's/S&P/Fitch)
                                   Short Term  NR/A-1/F1   (Moody's/S&P/Fitch)

Format:                            SEC Registered

Underwriters:                      Goldman, Sachs & Co.
                                   Morgan Stanley & Co. Incorporated

Trade Date:                        March 20, 2007

Settlement Date:                   March 28, 2007 (T+6)

Initial Maturity Date:             April 18, 2008

Final Maturity Date:               April 19, 2012 (5 years 1 month)

Coupon:                            3-month  LIBOR plus or minus a spread (as described  below) reset and payable  quarterly
                                   (as described below) on an Actual/360 day count basis.

                                                          Dates                                             Coupon
                           ---------------------------------------------------------------------        ---------------
                           March 28, 2007 up to but excluding March 20, 2008                            3M LIBOR +1 bps
                           Year 2: March 20, 2008 up to but excluding March 20, 2009                    3M LIBOR +2 bps
                           Year 3: March 20, 2009 up to but excluding March 20, 2010                    3M LIBOR +3 bps
                           Year 4: March 20, 2010 up to but excluding March 20, 2011                    3M LIBOR +4 bps
                           Year 5: March 20, 2011 up to but excluding the Final Maturity Date           3M LIBOR +5 bps


                           The final Interest Period for any Series 2007B Senior Notes will be calculated according to one-month LIBOR, if the final Interest Period is a period of one month, two-month LIBOR, if the final Interest Period is a period of two months, or three-month LIBOR, if the final Interest period is a period of three months.

Interest Payment Dates:            The 20th calendar day of each March, June, September and December, commencing on June
                                   20, 2007, provided that if any Interest Payment Date is not a Business Day, then the
                                   Interest Payment Date will be the next succeeding day which is a Business Day unless
                                   (i) that next succeeding Business Day falls in the next succeeding calendar month or
                                   (ii) the Interest Payment Date that does not occur on a Business Day is also a scheduled maturity date for the relevant Series 2007B Senior Note, in which case, the relevant Interest Payment Date or maturity date for the relevant Series 2007B Senior
                                   Note, as the case may be, will be the immediately preceding Business Day and interest will accrue to but excluding that immediately preceding Business Day.  The final
                                   Interest Payment Date for the Series 2007B Senior Notes, or any portion thereof maturing prior to the Final Maturity Date, will be the relevant maturity date and interest for the final Interest Period will accrue from and including the Interest
                                   Payment Date immediately preceding such maturity date to but excluding the relevant maturity date.

Extension Option:                  A holder of the Series 2007B Senior Notes may elect to extend the Initial Maturity Date or any later maturity of all such Series 2007B Senior Notes held by it or any portion thereof having a principal amount of $1,000 or any integral multiple thereof during the
                                   Extension Notice Period (as defined below) relating to each Election Date (as defined below), so that the maturity thereof will be extended to the date occurring 366 calendar days from and including the 20th calendar day of the next succeeding month following such Election Date. However, if that 366th calendar day is not a Business
                                   Day, the maturity of those Series 2007B Senior Notes will be extended to the immediately preceding Business Day. If a holder of the Series 2007B Senior Notes elects to extend the maturity of only a portion of such Series 2007B Senior Notes, the principal amount of the Series 2007B Senior Notes not so extended must also have a principal amount of $1,000 or any integral multiple thereof.

                                   The Election Dates will be the 20th calendar day of each month, beginning on April 20,
                                   2007, through and including March 20, 2011 (each, an "Election Date"), whether or not such day is a Business Day. In no event will the maturity date of the Series 2007B Senior
                                   Notes be extended beyond the Final Maturity Date.

Extension Notice Period:           From the fifth Business Day prior to each Election Date, until the close of business,
                                   NYC time, on the Election Date (the "Extension Notice Period").  If the Election Date
                                   is not a Business Day, the Extension Notice Period will be extended until the close of business, NYC time, on the first Business Day following the Election Date.  DTC must receive any notice of election from its participants no later than 12:00 noon, NYC time, on the last Business Day in the Extension Notice Period for any Election Date.
                                   Each election will be revocable during each day of the Extension Notice Period until
                                   12:00 noon, NYC time, on the last Business Day of the Extension Notice Period relating to the applicable Election Date, at which time such notice will become irrevocable.

Issue Price:                       100%

Authorized Denominations:          $1,000 and any integral multiple thereof

Settlement & Form of Note:         Book-entry DTC

CUSIP Number(s):                   842587 CC9; if a holder elects not to extend the maturity on all or any portion of the principal amount of the Series 2007B Senior Notes during any Extension Notice
                                   Period, a new CUSIP number will be assigned to such notes.

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The issuer has filed a registration statement (including a prospectus) with the
Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.